Exhibit 16.1
October 5, 2021
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
United States of America
Commissioners:
We have read the statements of Velo3D, Inc. (formally known as JAWS Spitfire Acquisition Corporation.) included under Item 4.01 of its Form 8-K dated October 5, 2021. We agree with the statements concerning our Firm under Item 4.01, specifically in which we were informed of our dismissal on September 29, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York